EXHIBIT 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
AND BUSINESS HIGHLIGHTS
BRISBANE, Calif., May 1, 2008, — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the first quarter ended March 31, 2008. InterMune reported a net loss for the first quarter of 2008 of $26.3 million, or $0.68 per share, compared with a net loss of $20.8 million, or $0.61 per share, in the first quarter of 2007.
Dan Welch, President and Chief Executive Officer of InterMune, said, “The first several months of 2008 have been an exciting period for InterMune. Results from four dose cohorts in the important Phase 1b multiple-ascending-dose (MAD) study of ITMN-191 suggest a very competitive product profile for ITMN-191. In early April, we reported substantial overall progress on the ITMN-191 program and look forward to our next important development step in this quarter — the initiation of a 14-day triple combination study of ITMN-191 with Pegasys® and ribavirin. The balance of this year and early 2009 will be a pivotal period during which we expect to complete our MAD study of ITMN-191, gain new experience with the compound in triple combination therapy and report results from the Phase 3 CAPACITY program for pirfenidone.”
InterMune reported total revenue in the first quarter of 2008 of $9.3 million, compared with total revenue of $20.3 million in the first quarter of 2007. Total revenue in the first quarter of 2008 primarily consisted of Actimmune® (interferon gamma-1b) revenue of $8.5 million, compared with $19.5 million in the same quarter of 2007, a decrease of approximately 56%, reflecting lower off-label physician prescriptions of Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF), which InterMune does not promote.
Research and development (R&D) expenses in the first quarter of 2008 were $27.2 million compared with $29.4 million in the first quarter of 2007, a decrease of approximately 7%.

General and administrative (G&A) expenses were $7.5 million in the first quarter of 2008, compared with $9.5 million in the same period a year earlier, a decrease of approximately 21%.
As of March 31, 2008, InterMune had cash, cash equivalents and available-for-sale securities of approximately $211.0 million, compared with $235.3 million at December 31, 2007.
First Quarter and Recent Business Highlights
Pirfenidone:
•	Shionogi & Co., Ltd of Japan, which has rights to pirfenidone in Japan, filed for registration of pirfenidone in Japan in March 2007. At its R&D day on March 18, Shionogi reported that:
o	Shionogi has responded to questions from an initial meeting with Japan’s Pharmaceutical and Medical Devices Agency. Good Clinical Practice (GCP) inspections have been completed at both the clinical sites and at the company.

o	Shionogi will present data from its Phase 3 study in an oral presentation at the meeting of the American Thoracic Society on May 20 at 2:15 p.m. An abstract of the Shionogi data is available at www.thoracic.org (Session C95, Publication Page A768).

o	Shionogi expects a pirfenidone NDA approval in Japan and launch in their fiscal year 2008, which is between April 2008 and March 2009.
o	InterMune expects to report top-line results from its Phase 3 CAPACITY program for pirfenidone in IPF in January of 2009. Study conduct and patient retention in CAPACITY remain excellent to date.

o	On April 21, InterMune announced that it will conduct a roll-over study available to patients who have completed one of the Phase 3 CAPACITY trials of pirfenidone in IPF. The roll-over study is designed to gather long-term safety information related to treatment with pirfenidone.
ITMN-191:
•	In early April, InterMune reported top-line results from its Phase 1b MAD clinical trial evaluating ITMN-191 (R7227) as monotherapy in patients with chronic hepatitis C virus (HCV) infection. InterMune reported data from the first four dosage cohorts of the MAD study as follows:
o	Treatment with ITMN-191 resulted in rapid and significant reductions in HCV RNA.

o	Patients administered 200mg of ITMN-191 every 12 hours achieved a median 3.1 log10 reduction in HCV RNA at Study Day 14. Patients treated with 200mg every eight hours achieved a median 3.8 log10 reduction in HCV RNA at Study Day 14.

o	ITMN-191 was safe and well-tolerated. No serious adverse events were reported and no subject discontinued the study due to an adverse event. Adverse events were generally mild and transient in nature.

o	In the on-going MAD study, a fifth and final cohort of patients consisting of treatment-experienced patients dosed at 300mg every 12 hours was enrolled in April.
•	In early April, InterMune reported substantial development, preclinical and formulation progress in the overall ITMN-191 program:
o	Clinical Trial Authorization (CTA) applications were filed in Europe in March to begin a 14-day triple combination study with Pegasys® (pegylated interferon alpha-2a) and Copegus® (ribavirin). The study is expected to start in the second quarter of 2008.

o	13-week chronic toxicology studies in monkeys and in rats have been successfully completed, which support longer duration dosing planned in Phase 2.

o	Roche has completed development of the tablet formulation that will be used in Phase 2. Roche has also begun work on a modified-release formulation of ITMN-191 with the goal of optimizing delivery, potentially to once daily dosing if that is deemed attractive for commercialization.
Guidance for 2008 Operating Expenses
InterMune today reiterated its forward-looking guidance with respect to operating expenses in 2008.
For the year ending December 31, 2008, R&D expense is anticipated to be in a range of approximately $100 to $110 million, net of development cost reimbursements under the Roche collaboration. G&A expense is anticipated to be in a range of approximately $25 to $30 million.
Key Development Program Milestones

InterMune today noted the upcoming milestones with respect to its key development programs.
CAPACITY Program in IPF:
•	InterMune expects to announce top-line results of its Phase 3 CAPACITY program in IPF in January of 2009.

ITMN-191 Program in HCV:
•	InterMune expects to initiate its 14-day triple combination study of ITMN-191 in combination with Pegasys® (pegylated interferon alpha-2a) and Copegus® (ribavirin), in the second quarter of 2008. Additional information regarding the study design and timeline will be shared at the time of study initiation.

•	The company currently plans to submit several abstracts describing in-vitro, preclinical and clinical data on ITMN-191, including data from the MAD study, for possible presentation at the 59th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD), scheduled for October 31 — November 4, 2008 in San Francisco.
Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EDT to discuss its financial results for the first quarter 2008, its forward-looking financial guidance and its clinical development programs. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international), conference ID# 44837583. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 44837583. The webcast will remain available on the company’s website until the next earnings call.
About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV)

infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 within the Roche research and development programs) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 14, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the risk that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and InterMune’s revenue is expected to continue to decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone may differ materially from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® is a registered trademark of InterMune, Inc. Pegasys® and Copegus® are registered trademarks of Roche.
Financial tables follow
InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31
	2008	2007
Revenue, net
Actimmune	$8,496	$19,525
Collaboration revenue	818	818

Total revenue, net	9,314	20,343

Costs and expenses:
Cost of goods sold	3,186	5,284
Research and development	27,181	29,439
General and administrative	7,467	9,496
Restructuring charges	—	1,333

Total costs and expenses	37,834	45,552

Loss from operations	(28,520)	(25,209)

Interest income	2,160	2,700
Interest expense	(671)	(714)
Other income (expense)	281	2,562

Loss from continuing operations before income taxes	(26,750)	(20,661)
Income tax benefit	(325)	—

Loss from continuing operations	(26,425)	(20,661)

Discontinued operations:
Income (loss) from discontinued operations	78	(144)

Net loss	$(26,347)	$(20,805)

Basic and diluted loss per share:
Continuing operations	$(0.68)	$(0.61)
Discontinued operations	—	—

Net loss per share	$(0.68)	$(0.61)

Shares used in computing basic and diluted net loss per share	38,874	34,063

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,	December 31,
	2008	2007
Cash, cash equivalents and available-for-sale securities	$211,038	$235,292
Other assets	24,941	27,153

Total assets	$235,979	$262,445

Total other liabilities	$27,321	$26,430
Liability under government settlement	29,092	30,642
Deferred collaboration revenue	65,443	66,261
Convertible senior notes	170,000	170,000
Stockholders’ deficit	(55,877)	(30,888)

Total liabilities and stockholders’ deficit	$235,979	$262,445

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